Exhibit 16.1

                                Supply Agreement

This supply agreement (the "Agreement") is entered into on and becomes effective as of December 15, 2005 by and between DuPont de Nemours (Belgium) BVBA, a company organized and existing under the laws of Belgium with its main business address at Antoon Spinoystraat 6, B-2800 Mechelen, Belgium ("DuPont") and NeoMedia Technologies Inc., a company organized and existing under the laws of the State of Florida with its main business address at 2201 Second Street, Suite 600, Fort Myers, FL-33901, U.S.A. ("NeoMedia")

Preamble

DuPont agrees to supply and deliver and NeoMedia agrees to purchase and accept the Product specified herein upon the following terms and conditions:

1.    Product and Use

      Product shall mean refinish coating products manufactured by DuPont and its affiliates (the "Product"). Neomedia shall purchase the Products from DuPont and its affiliates for resale to Jinche Yingang Automobile Co. ("Jinche") which will in turn resell those products to Auto Tech Services Ltd. ("Automart") and its sales network in the People's Republic of China ("PRC"). For the avoidance of any doubt, the Products can only be used by Automart's sales network members in the PRC. NeoMedia shall provide to DuPont a list of all bodyshops belonging to Automart's sales network shortly after signing of this Agreement and shall maintain this list up-to-date.

2.    Forecasts, Orders and Shipment

      As of the date hereof, it is the Parties' expectation that NeoMedia will purchase most of its and Jinche's Products requirements in the PRC from DuPont and its affiliates.

      NeoMedia shall send DuPont rolling forecasts of its Products requirements for eighteen (18) months and shall update those forecasts every calendar month, except for the current calendar month and the two (2) following one
      (1) month periods which shall remain unchanged and for which NeoMedia shall issue firm orders.

      The deviation between the ordered quantities of any Product grade for the third (3rd) calendar month after the current month and the forecasted quantities for such third (3rd) calendar month shall be comprised between one hundred and twenty-five percent (125%) and seventy-five percent (75%) of the forecasted quantities. The deviation between the ordered quantities of all Product grades for the third (3rd) calendar month after the current month and the forecasted quantities for such third (3rd) calendar month shall be comprised between one hundred and ten percent (110%) and ninety percent (90%) of the forecasted quantities.

      NeoMedia shall provide DuPont with its schedule for shipment of Product at least sixty (60) days in advance of the requested delivery date. DuPont and its affiliates will confirm the expected delivery date in writing. The Parties will endeavour to order and deliver the contracted quantities of the Product as evenly as possible over the months of the year and NeoMedia's estimates and DuPont and its affiliates' deliveries shall be drawn up to maintain this principle.

      DuPont or its affiliates shall within an appropriate period after receiving each firm order confirm its ability to supply the binding quantities. Acceptance by DuPont or its affiliates of the firm orders shall constitute a binding contract to supply and purchase.

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      In the event DuPont or its affiliates face capacity limitations despite its production lines operating under normal conditions at full capacity, such that it is unable to satisfy the needs of NeoMedia hereunder as they result from firm agreements entered into prior to such production constraint, then, for so long as such insufficiency shall continue, DuPont and its affiliates shall apportion in a fair and equitable manner its actual available capacity pro rata as between its own customers and NeoMedia. Such pro rata apportionment shall take into account the recent historical supply of Product by DuPont and its affiliates to such customers and to NeoMedia.

3.    Price

      DuPont and its affiliates' prices to NeoMedia shall be those negotiated and agreed in writing with NeoMedia from time to time. The initially agreed upon list price for Product is set out in Schedule 3.1. Agreement as to future prices shall be reached after mutual discussion and if no agreement is reached after such discussions then DuPont may give NeoMedia thirty (30) days notice in writing of any changes in prices and the prices so changed shall apply to Product delivered after the expiration of such notice.

      DuPont and its affiliates shall in addition pay NeoMedia the discounts set out in Schedule 3.2

4.    Transfer of Risks and Transfer of Title

      DuPont and its affiliates shall deliver the Products FOB European port (Incoterms 2000) to the address in the PRC indicated by NeoMedia at the time the order is placed. Title to the Products shall transfer to NeoMedia upon shipment from European port.

5.    Warranties

      DuPont and its affiliates warrant that they are transferring good title to all Product transferred, and that such Product shall meet the specifications, descriptions and warranties set forth in DuPont's literature referring to the Product supplied hereunder.

      Except for the above, and to the extent permitted by law, DuPont and its affiliates hereby disclaim all other warranties, express or implied, or otherwise including warranties of merchantability or fitness for a particular purpose. NeoMedia assumes all risk and liability resulting from the use of the Product delivered hereunder, whether used singly or in combination with other products.

6.    Liability

      To the fullest extent permitted by law, all terms, conditions, warranties (other than those set forth herein above) and representations with respect with the Product are hereby excluded, and in no event shall DuPont and its affiliates be liable for (i) any claims or damages, including claims relating to the combination of the Product with any other product(s), and
      (ii) special, direct, indirect or consequential damages.

      DuPont and its affiliates' liability in respect of the Product shall at all times be limited, at the election of DuPont and its affiliates to (i) the repair or replacement of the Product, or (ii) the purchase price of the Product in respect of which a claim is made (where the price has been paid).

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7.    Claims

      NeoMedia's claim of any kind, whether as to Products delivered or for non-delivery of Products must be notified to DuPont in writing within thirty (30) days from date of delivery, or the date fixed for delivery (in the case of non-delivery). Failure to give notice of claim within thirty
      (30) days from date of delivery, or the date fixed for delivery (in the case of non-delivery), shall constitute a waiver by NeoMedia of all claims in respect of such Products.

8.    Term of the Agreement

      This Agreement shall be effective from the date stated herein above and shall terminate upon receipt by DuPont of a notice from NeoMedia informing DuPont that it has incorporated a legal entity in the PRC ("NeoMedia China") and that NeoMedia China has obtained all requisite business licenses and permits to conduct business lawfully in PRC. At such point, NeoMedia shall assign all rights and obligations under this Agreement to NeoMedia China, and DuPont shall assign all rights and obligations to DuPont Trading (Shanghai) Co. Limited ("DPTS"). Immediately prior to such assignment, NeoMedia China and DPTS shall translate this Agreement into Chinese and amend the shipment terms to reflect the new situation, or if the Parties so agree in good faith, they can enter into a new agreement incorporating the basic terms of this Agreement and reflecting the new situation resulting from the formation of NeoMedia China.

      Prior termination of this Agreement may however be made by either Party through a written termination notice sent to the other Party in the event
      (i) the other Party is in default of its obligations under this Agreement, which default, if capable of remedy, has not been remedied by the defaulting Party within thirty (30) days after written notice of such default is given by the other Party; (ii) the other Party becomes insolvent or has a receiver, administrator, liquidator or other similar officer appointed; (iii) the other Party's ownership changes, for example by way of acquisition, divestiture or joint venture; or (iv) upon termination of the technical services agreement between DPTS and Automart.

9.    Assignment

      Except as provided in Section 8 above, neither Party shall assign or transfer this Agreement, in whole or in part, or any interest arising under this Agreement without the prior written consent of the other Party.

10.   Notices

      Any official notices under this Agreement shall be delivered to:

      if to DuPont: DuPont China Holdings Co., Ltd

            Building 7, 4299 Yin Du Road
            Xin Zhuang Industrial Development Zone
            Shanghai 201108, China
            Attn. Business Director Refinish Coatings tel. +86.21.54425855
            fax +86.21.54425580

      if to NeoMedia: NeoMedia Technolgies Inc.

            2201 Second Street
            Suite 600, Fort Myers,
            FL-33901, U.S.A.
            Attn. Vice President, General Manager
            tel. +1.239.337.3434
            fax +1.239.337.3668

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11.   Replacement of Prior Agreements

      This Agreement shall supersede any oral or written contracts dealing with the same subject matter as referenced herein.

12.   Force Majeure

      No liability shall result to either Party from delay in performance or from non-performance of its obligations hereunder caused by circumstances beyond the control of the Party who has delayed performance or not performed. For the purpose of this Agreement, the following circumstances shall be deemed to be beyond the control of such Party: act of God, war, riots, national emergency, fire explosion, flood, strike, lock-outs, voluntary or involuntary compliance with rules, regulations or any order of any authority, accident, breakage or breakdown of plant, machinery or apparatus or shortage of raw material any of which cause a total or partial shutdown of any of DuPont's or NeoMedia's, Jinche or Automart's operations.

      The non-performing Party shall be diligent in attempting to remove any such cause and shall promptly notify the other Party of its extent and probable duration. If the non-performing Party who has delayed performance or not performed on account of circumstances beyond its control is unable to remove the causes within seven (7) days, the other Party shall have the right to terminate, without penalty, the entire Agreement or any portion of it.

13.   Terms and conditions

      Unless expressly contrary to the terms herein, supplies of Product hereunder shall be subject to DuPont's general terms and conditions of sales set forth on the reverse of DuPont's then current invoice form, of which NeoMedia acknowledges receipt, to the exclusion of any other terms and conditions.

14.   Law applicable and jurisdiction

      This Agreement shall be subject to the laws of Switzerland to the exclusion of its conflict of laws principles and to the exclusion of the 1980 United Nations Conventions on the International Sale of Goods. The Courts of Geneva, Switzerland shall have exclusive jurisdiction on any litigation relating to or arising under this Agreement.

      NeoMedia Technologies Inc.        DuPont de Nemours (Belgium) BVBA


      By: /s/ Charles T. Jensen         By: /s/ Michael W. McMillan